                                             SECURITIES AND EXCHANGE COMMISSION
                                                   WASHINGTON, D.C. 20549

                                                  SCHEDULE 14A INFORMATION

                                      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                                              SECURITIES EXCHANGE ACT OF 1934
                                             _________________________________

         Filed by the Registrant |X|
         Filed by a party other than the Registrant |_|

         _________________________________

         Check the appropriate box:

                  |_| Preliminary Proxy Statement

                  |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                  |X| Definitive Proxy Statement

                  |_| Definitive Additional Materials

                  |_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

         ___________________________________________

         Home Properties, Inc.

         (Name of Registrant as Specified in Its Charter)

         ___________________________________________

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March 30, 2004

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Home Properties, Inc. The Annual Meeting will be held on Tuesday, May 4, 2004, at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607.

        A Notice of Annual Meeting and a Proxy Statement are attached. They describe the matters to be acted upon at the Annual Meeting.

        One of those matters is the election of directors. I would like to take this opportunity to acknowledge the wonderful contribution of two of our directors – Burton S. August, Sr. and Albert H. Small – who have decided to retire from the Board following this meeting.

        I hope that you will join us at the meeting. Whether you attend or not, your vote on all of the matters described in the Proxy Statement is very important. Please sign, date and return the enclosed proxy card in the envelope provided. Alternatively, you may choose to vote by telephone or internet. Voting by any of these methods before the meeting will insure that your shares are represented at the meeting.

        I look forward to seeing you at the meeting.

                                                                  HOME PROPERTIES, INC.

                                                                 /s/ Edward J. Pettinella
                                                                 Edward J. Pettinella
                                                                 President and Chief Executive Officer

HOME PROPERTIES, INC.

Suite 850

Clinton Square

Rochester, New York 14604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2004

        NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of Home Properties, Inc. (the “Company”) will be held on Tuesday, May 4, 2004 at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607 for the following purposes:

1.	To elect ten directors of the Company to serve until the 2005 Annual Meeting of Stockholders and until their respective successors are elected;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2004; and

3.	To consider and act upon any other matters that are properly brought before the Annual Meeting and at any adjournments or postponements thereof.

        The Board of Directors set the close of business on March 10, 2004 as the record date for the Annual Meeting. Only stockholders whose names appear on the stock register of the Company at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements. (If you hold your stock in the name of a brokerage firm, bank or other nominee, only that entity can vote your shares. Please give instructions for your shares to be voted to the person responsible for your account.)

        There are four ways to vote:

-	by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope;

-	by internet at http://www.eproxy.com/hme;

-	by toll-free telephone at 1-800-435-6710; or

-	by written ballot at the meeting.

        If you vote by internet or telephone, your vote must be received before 11:00 p.m. Eastern Standard Time on May 3, 2004, the day before the Annual Meeting. You may change your vote or revoke your proxy at any time before the Annual Meeting:

-	by returning a later dated proxy card;

-	by sending written notice to Ann M. McCormick, Secretary of the Company at 850 Clinton Square, Rochester, New York 14604;

-	by entering a new vote by internet or telephone; or

-	by completing a written ballot at the Annual Meeting.

Rochester, New York                  By Order of the Board of Directors
March 30, 2004
                                     /s/ Ann M. McCormick
                                     Ann M. McCormick
                                     Secretary

        EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY ONE OF THE ABOVE METHODS. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY VOTED.

HOME PROPERTIES, INC.

Suite 850

Clinton Square

Rochester, New York 14604

PROXY STATEMENT

FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 4, 2004

March 30, 2004

General Information

This Proxy Statement is delivered to you in connection with the solicitation of proxies by the Board of Directors of Home Properties, Inc. (the “Company”) for use at the 2004 Annual Meeting of Stockholders of the Company (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, May 4, 2004 at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607. The approximate date on which the enclosed form of proxy and this Proxy Statement are first being sent to stockholders is March 30, 2004.

Who may vote

Stockholders of the Company as of the Company’s record date, March 10, 2004, may vote.

Outstanding shares

On March 10, 2004, 32,669,769 shares of the Company’s Common Stock were outstanding. Each share of Common Stock has one vote.

How to vote

There are four ways to vote:

    1.        by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope;

    2.        by internet at http://www.eproxy.com/hme;

    3.        by toll-free telephone at (800) 435-6710; or

    4.        by written ballot at the Annual Meeting.

How proxies work

The Company’s Board of Directors is asking for your proxy. By giving us your proxy, you authorize the proxy holder (Edward J. Pettinella, the Company’s Chief Executive Officer) to vote your shares at the Annual Meeting in the manner you direct.

If you vote by any of the above methods but do not specify how you wish to vote your shares, your shares will be voted “for” all director candidates and “for” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for 2004. Proxy holders will also vote shares according to their discretion on any other matter properly brought before the meeting.

You may receive more than one proxy card depending on how you hold your shares. For example, if you hold shares through someone else, such as a stockbroker, you may get proxy material from them. In order for you to vote those shares, you must provide instructions to the record holder as provided in their instructions to you. Even though you have not provided instructions to your record holder, they may vote your shares “for” the election of the nominees and “for” the ratification of the independent auditors.

Quorum

In order to carry out the business of the Annual Meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004 and any other matter properly brought before the meeting require the favorable vote of a majority of the votes cast. Under Maryland law, if a stockholder abstains on a vote, the abstention does not constitute a vote “for” or “against” a matter. Thus, abstentions are disregarded in determining the “votes cast.”

Changing your vote

You may revoke your proxy before it is voted at the meeting by entering a new vote by internet or telephone, by submitting a new proxy with a later date, by voting in person at the Annual Meeting or by notifying the Company’s Secretary in writing prior to the Annual Meeting as follows: Ann M. McCormick, 850 Clinton Square, Rochester, New York 14604.

PROPOSAL 1
ELECTION OF DIRECTORS

        At the Annual Meeting, ten individuals will be elected to serve as directors until the 2005 Annual Meeting and until their successors are elected.

        The Board of Directors has nominated Norman P. Leenhouts, Nelson B. Leenhouts, Edward J. Pettinella, William Balderston, III, Alan L. Gosule, Leonard F. Helbig, III, Roger W. Kober, Clifford W. Smith, Jr., Paul L. Smith and Amy L. Tait to serve as directors (the “Nominees”). Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will serve as a director if elected.

        If all of the Nominees are elected, the size of the Board of Directors will decrease from twelve members to ten members since the two oldest members — Burton S. August, Sr. and Albert H. Small — have decided not to stand for re-election and no successors are being nominated to replace them.

        The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of the Nominees as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

Information Regarding Nominees for Director

        Brief biographical descriptions of the Nominees follow. The information was furnished to the Company by the Nominees. The information is up to date through March 10, 2004.

        Nelson B. Leenhouts, 68, has served as Board Co-Chair since his retirement as Co-Chief Executive Officer effective January 1, 2004. He had served as Co-Chief Executive Officer, President and a director of the Company since its inception in 1993. Since their formation, he has also served as President and Chief Executive Officer and a director of Home Properties Management, Inc. (“HP Management”), a director of Home Properties Resident Services, Inc. (“HPRS”), which he has also served as President since 2000 and as a Vice President prior to that. Mr. Leenhouts also currently serves as a Senior Advisor to the Company pursuant to an Employment Agreement with a term that expires on December 31, 2006. Nelson Leenhouts was the founder, and a co-owner, together with Norman Leenhouts, of Home Leasing Corporation (“Home Leasing”), and has served as President of Home Leasing since 1967. Nelson Leenhouts is a graduate of the University of Rochester. He is the twin brother of Norman Leenhouts.

        Norman P. Leenhouts, 68, has served as Board Co-Chair since his retirement as Co-Chief Executive Officer effective January 1, 2004. He had served as Board Chair, Co-Chief Executive Officer and a director of the Company since its inception in 1993. Since their formation, he has also served as Board Chair of HP Management and as a director of HPRS, which he also has served as Board Chair since 2000. Mr. Leenhouts also currently serves as a Senior Advisor to the Company pursuant to an Employment Agreement with a term that expires on December 31, 2006. Norman Leenhouts is a co-owner, together with Nelson Leenhouts, of Home Leasing and has served as Board Chair of Home Leasing since 1971. He is a director of Rochester Downtown Development Corporation, a member of the Board of Trustees of the University of Rochester and Roberts Wesleyan College and Board Chair of the Free Methodist Foundation. He is a graduate of the University of Rochester and is a certified public accountant. He is the twin brother of Nelson Leenhouts.

        Edward J. Pettinella, 52, has served as President and Chief Executive Officer of the Company since January 1, 2004. He is also a director. He was previously an Executive Vice President and a director of the Company since February, 2001, when he joined the Company. He has also served as an Executive Vice President of HP Management and HPRS since May 2002. From 1997 until February, 2001, Mr. Pettinella served as President, Charter One Bank (NY Division) and Executive Vice President of Charter One Financial, Inc. From 1980 through 1997, Mr. Pettinella served in several managerial capacities for Rochester Community Savings Bank, including the positions of Chief Operating Officer and Chief Financial Officer. Mr. Pettinella serves on the Boards of Directors of the United Way of Greater Rochester, The Lifetime Healthcare Companies, State University at Geneseo, Geneseo Foundation, Syracuse University School of Business and the YMCA of Greater Rochester. Mr. Pettinella is a graduate of the State University at Geneseo and holds an MBA Degree in finance from Syracuse University.

        William Balderston, III, 76, has been a director of the Company since August 1994. From 1991 to the end of 1992, he was an Executive Vice President of The Chase Manhattan Bank, N.A. From 1986 to 1991, he was President and Chief Executive Officer of Chase Lincoln First Bank, N.A., which was merged into The Chase Manhattan Bank, N.A. He is a Senior Trustee of the University of Rochester and a member of the Board of Governors of the University of Rochester Medical Center. Mr. Balderston is a graduate of Dartmouth College.

        Alan L. Gosule, 63, has been a director of the Company since December 1996. Mr. Gosule has been a partner in the law firm of Clifford Chance US LLP, New York, New York, since August 1991 and prior to that time was a partner in the law firm of Gaston & Snow. He serves as Regional Head of the Clifford Chance US LLP Real Estate Department for the Americas. Mr. Gosule is a graduate of Boston University and its law school and received an LL.M. from Georgetown University. Mr. Gosule also serves on the Boards of Directors of MFA Mortgage Investments, Inc. and Colonnade Partners. He is a member of the Board of Advisors of Paloma, LLC, which is the general partner of Simpson Housing Limited Partnership, and is a voting trustee of F.L. Putnam Investment Management Company. Clifford Chance US LLP acted as counsel to PricewaterhouseCoopers LLP in its capacity as advisor to the State Treasurer of the State of Michigan in connection with its investment of retirement funds in Home Properties, L.P. (the “Operating Partnership”). Mr. Gosule was the nominee of the State Treasurer under the terms of the investment agreements relating to that transaction. Those retirement funds divested their interest in the Company in 2001 and no longer have the right to nominate a board member. Mr. Gosule, however, continues to serve as a nominee of the Board of Directors.

        Leonard F. Helbig, III, 58, has been a director of the Company since August 1994. Since September 2002 he has served as a Director of Integra Realty Advisors in Philadelphia. Between 1980 and 2002 he was employed by Cushman & Wakefield, Inc. From 1990 until 2002, Mr. Helbig served as President, Financial Services for Cushman & Wakefield, Inc. From 1984 to 1990, Mr. Helbig was the Executive Managing Director of the Asset Services and Financial Services Groups for Cushman & Wakefield, Inc. He was also a member of that firm’s Board of Directors and Executive Committee. Mr. Helbig is a member of the Urban Land Institute, the Pension Real Estate Association and the International Council of Shopping Centlds the MAI designation of the American Institute of Real Estate Appraisers.ers. Mr. Helbig is a graduate of LaSalle University and holds the MAI designation of the American Institute of Real Estate Appraisers.

        Roger W. Kober, 70, has been a director of the Company since August 1994. Mr. Kober is currently a member of the Advisory Board of Rochester Gas and Electric Corporation, a subsidiary of Energy East Corporation. He was employed by Rochester Gas and Electric Corporation from 1965 until his retirement on January 1, 1998. From March 1996 until January 1, 1998, Mr. Kober served as Chairman and Chief Executive Officer of Rochester Gas and Electric Corporation. He is also a member of the Board of Trustees of Rochester Institute of Technology. Mr. Kober is a graduate of Clarkson College and holds a Masters Degree in Engineering from Rochester Institute of Technology.

        Clifford W. Smith, Jr., 57, has been a director of the Company since August 1994. Mr. Smith is the Epstein Professor of Finance of the William E. Simon Graduate School of Business Administration of the University of Rochester, where he has been on the faculty since 1974. He has written numerous books and articles on a variety of financial, capital markets and risk management topics and has held editorial positions for a variety of journals. Mr. Smith is a graduate of Emory University and has a PhD in Economics from the University of North Carolina at Chapel Hill.

        Paul L. Smith, 68, has been a director of the Company since August 1994. Mr. Smith was a director, Senior Vice President and the Chief Financial Officer of the Eastman Kodak Company from 1983 until he retired in 1993. He is currently a director of Constellation Brands, Inc. He is also a member of the Boards of Trustees of the George Eastman House and Ohio Wesleyan University. Mr. Smith is a graduate of Ohio Wesleyan University and holds an MBA Degree in finance from Northwestern University.

        Amy L. Tait, 45, has served as a director of the Company since its inception in 1993. Effective February 15, 2001, Mrs. Tait resigned her full-time position as Executive Vice President of the Company and as a director of HP Management. She is currently the principal of Tait Realty Advisors, LLC, and continued as a consultant to the Company until February 15, 2002. Mrs. Tait joined Home Leasing in 1983 and held several positions with the Company, including Senior and Executive Vice President and Chief Operating Officer. She currently serves on the M & T Bank Advisory Board and the boards of the United Way of Greater Rochester, Princeton Club of Rochester, the Al Sigl Center, and The Commission Project. Mrs. Tait is a graduate of Princeton University and holds an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester. She is the daughter of Norman Leenhouts.

Retiring Directors

        The following two directors have decided to retire and not to stand for re-election at the Annual Meeting.

        Burton S. August, Sr., 88, has been a director of the Company since August 1994. Mr. August was a director from 1979 until August, 2002 of Monro Muffler Brake, Inc., a publicly traded company where he also served as Vice President from 1969 until he retired in 1980. Mr. August is Honorary Chairman of the Board of Trustees of Rochester Institute of Technology, a member of the Executive Committee of the United Way of New York State, a director of Hillside Children’s Center Foundation, a cabinet member of the Al Sigl Center, a member of the Finance Committee of the United Way of Greater Rochester and the Investment Committee of the Strong Museum, and a Trustee of the Otetiana Council Boy Scouts of America.

        Albert H. Small, 78, has been a director of the Company since July 1999. Mr. Small, who has been active in the construction industry for 50 years, is President of Southern Engineering Corporation. He is a member of the Urban Land Institute, National Association of Home Builders and currently serves on the Boards of Directors of the National Symphony Orchestra, National Advisory Board Music Associates of Aspen, Department of State Diplomatic Rooms Endowment Fund, James Madison Council of the Library of Congress, Tudor Place Foundation, The Life Guard of Mount Vernon, Historical Society of Washington, DC and the National Archives Foundation. Mr. Small is a graduate of the University of Virginia. In connection with the acquisition of a portfolio of properties located in the suburban markets surrounding Washington, DC, Mr. Small and others received approximately 4,086,000 limited partnership units (“Units”) in the Operating Partnership. Mr. Small was the nominee of the former owners of that portfolio under the terms of the acquisition documents. Those former owners no longer have the right to nominate a Board member.

BOARD MATTERS

Board Composition. The Company is managed by its Board of Directors. If all of the Nominees are elected, the Board will have ten members. With the retirement of Burton August and Albert Small, the Board decided to reduce the size of the Board from twelve members to ten members rather than to nominate two additional individuals. The Board made that decision based on various considerations, including efficiency.

Board Meetings. The Board holds regular meetings on a quarterly basis. Pursuant to the Company’s By-Laws, the Board Chair, President or a majority of the Board of Directors may call for a special meeting of the Board. During 2003, the Board of Directors met five times. Each of the Directors attended seventy-five percent or more of the meetings.

Board Independence. Seven of the Board members are not employed by the Company. The Board of Directors has determined that six of the non-employee directors are “independent” within the meaning of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange director independence standards as currently in effect. The independent directors are: William Balderston, Alan Gosule, Leonard Helbig, Roger Kober, Clifford Smith and Paul Smith. This represents more than a majority of the members of the Board of Directors. The Board has determined that Amy Tait is not an independent director because of her prior employment as an officer of the Company and because Norman Leenhouts, her father, was Co-Chief Executive Officer until January 1, 2004.

Board Committees

        Audit Committee. The Company has a separately designated Audit Committee, which currently consists of Alan Gosule, Leonard Helbig, Roger Kober and Paul Smith. Paul Smith chairs this Committee. The Audit Committee assists the Board in fulfilling its responsibility for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with applicable laws and regulations including the Company’s own Code of Business Conduct and Ethics, and the Company’s internal and disclosure controls and procedures. The Audit Committee also selects the Company’s independent auditors.

        The Audit Committee has adopted procedures for the receipt, retention and treatment of concerns and complaints about accounting, internal controls and auditing matters. In 2003, the Audit Committee oversaw the creation of a “hot line” (1-877-888-0002) where such concerns and complaints can be anonymously reported.

        The Board of Directors has reviewed the qualifications of each member of the Audit Committee and has determined that each member is independent as required by applicable securities laws and by the listing standards of the New York Stock Exchange. No Audit Committee member serves on the audit committee of more than one other public company. In the exercise of its business judgment, the Board of Directors has also determined that each member of the Audit Committee is financially literate. Finally, the Board has also determined that each of Paul Smith and Roger Kober qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

        The Audit Committee operates under a written charter approved by the Committee and the Board. A copy of the Charter is attached to this Proxy Statement as Exhibit A and is also available on the Company’s website at www.homeproperties.com under the heading “Investor Information/Investor Overview.”

        The Audit committee works closely with management and the Company’s independent auditors. It meets quarterly to review the Company’s financial statements and on other occasions on an as needed basis. The Audit Committee met seven times in 2003. Each of the members of the Audit Committee attended seventy-five percent or more of the Committee’s meetings.

        Compensation Committee. The Company has a separately designated Compensation Committee, which was formerly known as the Management and Directors Committee. The Compensation Committee currently consists of Burton August, William Balderston and Clifford Smith, each of whom is independent as required by applicable securities laws and by the listing standards of the New York Stock Exchange. Clifford Smith chairs this Committee. After the retirement of Mr. August following the 2004 Annual Meeting, the Board will appoint one of the other independent directors to serve on this Committee. The Compensation Committee reviews and approves, at least annually, the Company’s goals and objectives relevant to compensation of the Company’s executive officers, including the Chief Executive Officer, reviews on an annual basis the performance of the Chief Executive Officer in light of those goals and objectives, recommends to the other independent directors for approval the Chief Executive Officer’s annual compensation, approves the compensation levels of the other executive officers, reviews significant employee benefit programs, and establishes and administers executive compensation programs.

        The Compensation Committee operates under a written charter approved by the Committee and the Board. A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investment Information/Investor Overview.”

        The Compensation Committee met twelve times in 2003. Each of the members of the Compensation Committee attended seventy-five percent or more of the Committee’s meetings.

        Corporate Governance/Nominating Committee. The Company has a separately designated Corporate Governance/Nominating Committee. Pursuant to its charter, this Committee at all times consists of at least three directors, all of whom are independent directors and two of whom are the Chairs of the Audit and Compensation Committees. This Committee currently consists of William Balderston, Clifford Smith and Paul Smith, each of whom is independent as required by applicable securities laws and by the listing standards of the New York Stock Exchange. William Balderston chairs this Committee. The Corporate Governance/Nominating Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board, evaluates the size, composition and organization of the Board, monitors implementation of specific corporate governance initiatives, reviews all stockholder proposals submitted to the Company and oversees the evaluation of the Board and management.

        The Corporate Governance/Nominating Committee operates under a written charter approved by the Committee and the Board. A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investment Information/Investor Overview.”

        The Corporate Governance Committee met four times in 2003. Each of the members of this Committee attended seventy-five percent or more of the Committee’s meetings.

        Real Estate Investment Committee. In 2002, the Board established the Real Estate Investment Committee. Burton August, Leonard Helbig, Albert Small and Amy Tait are the current members of this Committee. Burton August currently serves as Chair. The charter for this Committee requires that it consists of at least three directors, at least a majority of whom shall be non-employee directors. Following the 2004 Annual Meeting, it is expected that the Board will appoint a new Chair and one of the employee directors to serve as a member of this Committee. The purpose of this Committee is to review potential acquisitions and dispositions between regular meetings of the Board of Directors and to approve acceptable transactions pursuant to the authorization parameters approved by the Board.

        The Real Estate Investment Committee operates under a written charter approved by the Committee and the Board. A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investment Information/Investor Overview.”

        The Real Estate Investment Committee met five times in 2003. Each of the members of the Committee attended seventy-five percent or more of the Committee’s meetings.

Board Compensation

        In 2003, the Company paid its non-employee directors an annual stipend of $20,000. An additional annual stipend in the amount of $5,000 was paid to the Chair of each of the Committees. Non-employee directors were also paid $1,000 per day for attendance (in person or by telephone) at Board and committee meetings provided the committee meetings were held on a different day from the Board meetings. In addition, in 2003, each of the non-employee directors was issued 300 shares of restricted stock pursuant to the Company’s 2000 Stock Benefit Plan and 7,000 options pursuant to the Company’s 2003 Stock Benefit Plan, which was approved by the stockholders at the 2003 Annual Meeting. The options were issued at an exercise price of $36.28 per share, which was the closing price of a share of the Company’s common stock on the date of the 2003 Annual Meeting.

        For 2004, the annual stipend and meeting fees will remain the same as for 2003 and the additional annual stipend paid to the committee Chairs has been increased to $7,000. While the 2003 Stock Benefit Plan provides for the issuance of up to 1,000 shares of restricted stock to each of the non-employee directors in 2004, the Board authorized a grant of only 400 shares to each non-employee director, which grant occurred in February, 2004. The 2003 Stock Benefit Plan also provides for the issuance of up to 10,000 options to each of the non-employee directors in 2004. The Board has approved the issuance of 7,000 options to each of the non-employee directors immediately following the 2004 Annual Meeting. The Board determined the 2004 compensation level for non-employee directors based on an analysis of the amount and type of consideration paid to the boards of the Company’s peer group.

        Under the Director Deferred Compensation Plan, the non-employee directors can defer up to 100% of their total annual cash compensation (including meeting fees) for three, five or ten years and their compensation in the form of restricted stock for ten years. The Company matches 10% of the deferred cash amount, which amount vests after three years. A “phantom” stock account is established for both the director and the Company contribution amounts. Each deferral and the Company contribution is reflected by crediting those accounts with the phantom equivalent of the number of shares of the Company’s Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock’s fair market value as of the day when the compensation would otherwise have been paid, or with the number of shares of restricted stock deferred. Participants’ accounts are also credited with the number of shares of the Company’s Common Stock that could be purchased with hypothetical dividends that would be paid with respect to shares previously allocated to the accounts on the same date and at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). Payments out of the deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Compensation Committee. The Director Deferred Compensation Plan is designed to provide substantially the same benefits to the non-employee directors as are provided to eligible employees under the Company’s Deferred Bonus Plan. Under the Director Deferred Compensation Plan, six of the nine non-employee directors elected to defer some or all of the compensation earned by them in 2003.

        Directors of the Company who are employees of the Company do not receive any compensation for their services as directors. All directors are reimbursed for their expenses incurred in attending directors’ meetings.

Director Qualifications. The Board has established certain minimum qualifications for prospective Board members. These include a present or past (retired) successful professional career as well as the potential to contribute to the effectiveness of the Board as a whole. Specific qualifications or skills that a prospective Board member must possess include candor, trustworthiness, high ethical standards, dedication and a desire to work hard. Specific expertise must include one of the following: successful financial, legal, academic, mergers and acquisitions, technology utilization or business operating experience.

Identifying and Evaluating Nominees for Directors. The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee develops and updates a list of potential Board candidates that meet the Board qualifications. Candidates may come to the attention of the Committee through current Board members, stockholders, management or other persons. To date, the Committee has not utilized the services of a professional service firm to identify potential candidates but it may do so in the future. If a vacancy on the Board occurs or is anticipated, the Committee selects candidates to have personal meetings with members of the Committee, the Co-Chairs of the Board and the Chief Executive Officer. Selected candidates would then be invited to interact with other Board members and management. A candidate, if acceptable, would then be elected by the Board (in the event of a mid-term vacancy) or be nominated to stand for election at the next annual stockholders meeting.

Stockholder Nominees. The Corporate Governance/Nominating Committee will consider director candidates proposed by stockholders on the same basis as it considers other potential candidates for Board membership. Stockholders may submit nominations, which should include the name and address of the proposed candidate as well as biographical information evidencing that the proposed candidate meets the minimum qualifications and possesses the skills and expertise as required by the Board and as described above under “Director Qualifications.” The submission must also include the candidate’s written consent to the nomination and to serve if elected. To be considered for nomination for election at the 2005 Annual Meeting, stockholder submissions for nomination must be received at the office of the Company in care of Secretary, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604, on or prior to January 4, 2005.

Director Communications. Stockholders may communicate with the Board of Directors by sending written materials to the Board or any of the directors in care of Secretary, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604. Stockholders may also communicate confidentially or anonymously through use of the Company’s hotline at 1-877-888-0002. The Company’s Secretary will relay all written communications to the Board of Directors, or individual members designated by the stockholder.

CORPORATE GOVERNANCE

Code of Ethics. A very significant part of the Company’s culture is the focus on “doing the right thing.” The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) to embody the Company’s commitment to continue to conduct business in accordance with the highest ethical standards. The Code of Ethics applies to all employees and directors of the Company. The Code of Ethics covers such topics as conflicts of interest, proper use of Company property, complete and accurate reporting and disclosure of its business and financial results and compliance with laws.

        The Company has also adopted a Code of Ethics for Senior Financial Officers (“Senior Financial Officer Code of Ethics”) that applies to the Chief Executive Officer, Chief Financial Officer, Treasurer and Controller. These individuals are also required to comply with the Code of Ethics.

        The Code of Ethics and Senior Financial Officer Code of Ethics meet the definition of “Code of Ethics” under the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. Both Codes are available on the Company’s website at www.homeproperties.com under the heading “Investment Information/Investor Overview.” Amendments to the Code of Ethics and Senior Financial Officer Code of Ethics and any waivers granted under the Senior Financial Officer Code of Ethics, will also be posted on the Company’s website under that heading. The Audit Committee of the Board of Directors monitors the implementation and enforcement of both Codes.

Corporate Governance Guidelines. The Board of Directors has adopted a set of corporate governance guidelines (the “Guidelines”) which meet the requirements of the listing standards of the New York Stock Exchange and cover such topics as director qualifications and responsibilities, director access to management, and director orientation and continuing education. Some specific policies included in the Guidelines follow.

        Retirement Age. The retirement age for directors is 75, subject to exceptions if a determination is made by the other directors after confidential discussion that the over age 75 director is expected to make a significant contribution to the Company during the following year. No exceptions are permitted after age 80.

        Change of Employment. Any director who changes jobs or employers or otherwise experiences a significant change in job responsibilities is to submit a letter to the Board offering to resign as a Board member.

        Other Boards. Directors may not serve on the boards of more than two additional public companies.

        Stock Ownership. Within five years of becoming a director of the Company, directors are required to have equity in the Company having a then current value of not less than $100,000.

        Meeting Attendance. Directors are expected to attend each annual stockholders meeting, all Board meetings and meetings of the committees on which they serve. All of the directors attended the 2003 Annual Meeting of Stockholders except for Albert Small.

        Executive Sessions. The independent directors are to meet at least quarterly in executive sessions without management and without any directors who are not independent directors. The chair of the Corporate Governance/ Nominating Committee presides at the executive sessions unless the Board determines otherwise.

        A copy of the Guidelines is available on the Company’s website at www.homeproperties.com under the heading “Investment Information/Investor Overview.”

Stock Option Restrictions. The 2003 Stock Benefit Plan approved by the Company’s stockholders at the 2003 Annual Meeting includes some features that are designed to closely align the interests of management with those of the stockholders. Options may not be repriced. Options do not vest automatically upon retirement but continue to vest as scheduled. Directors and the executive officers of the Company must hold an equivalent number of shares as were issued on an option exercise for a one year period and are not permitted to receive cash on an option exercise other than the amount necessary to pay the exercise price and withholding taxes.

Expensing of Stock Options. Beginning in 2003, the Company began expensing stock options by adopting the provisions of SFAS 148 “Accounting for Stock Based Compensation – An Amendment of SFAS 123.” Under the transition provisions of this Statement, the Company has elected the “Modified Prospective Method” for recognizing stock-based compensation costs. Under this method, the Company recognizes stock-based compensation cost from the beginning of the fiscal year in which the recognition provisions are first applied as if the fair value based accounting method in this Statement had been used to account for all employee awards granted, modified, or settled in fiscal years beginning after December 15, 1994.

EXECUTIVE COMPENSATION

        The following table sets forth the cash compensation paid during 2001, 2002 and 2003 to the Company’s two Co-Chief Executive Officers and the other four most highly compensated executive officers (collectively the “Named Executives”). The principal position listed for each Named Executive is their position as of December 31, 2003. Effective January 1, 2004, Nelson and Norman Leenhouts retired from their listed positions and currently serve as Board Co-Chairs and Senior Advisors. Also, effective January 1, 2004, Edward Pettinella was appointed President and Chief Executive Officer and David Gardner and Ann McCormick were each appointed as an Executive Vice President.

                                                      Summary Compensation Table

                                                                                Long-Term
                                                                           Compensation Awards
                                                                                      Securities
                                            Annual Compensation      Restricted      Underlying     All Other
Name and Principal Position         Year    Salary       Bonus (1)  Stock Awards (2)   Options (3) Compensation (4)

Norman P. Leenhouts,                2001   $ 325,000   $ 98,866     $    4,943         50,000         $5,100
  Chairman and Co-Chief             2002     400,000    192,000        118,800         50,000          6,000
  Executive Officer  (5)            2003     450,000    127,710      2,969,967         50,000          6,000

Nelson B. Leenhouts,                2001     325,000     98,866              0         50,000          5,100
  President and Co-Chief            2002     400,000    192,000         99,600         50,000          6,000
  Executive Officer  (6)            2003     450,000    127,710      2,970,282         50,000          6,000

Edward J. Pettinella,               2001     272,692     54,534         54,020        150,000              0
  Executive Vice President (7)      2002     350,000    154,000         66,400         50,000          6,000
                                    2003     400,000    113,520        411,450         50,000          6,000

David P. Gardner,                   2001     176,000     28,060         27,571         15,000          5,100
  Senior Vice President and         2002     193,685     67,015         35,881         15,000          6,000
  Chief Financial Officer (8)       2003     215,000     92,498         97,725         15,000          6,000

Ann M. McCormick,                   2001     176,000     28,060         27,571         15,000          5,100
  Senior Vice President,            2002     190,000     66,500         34,530         15,000          6,000
  General Counsel and Secretary     2003     205,000     89,023         80,905         15,000          6,000
(9)

Scott A. Doyle,                     2001     131,000     17,499         21,608         10,000          4,188
   Senior Vice President (10)       2002     160,000     45,760         26,560         10,000          5,216
                                    2003     175,000     64,217         31,650         10,000          6,000
(1)

All amounts listed in the following footnotes as having been subject to mandatory deferral were required to be deferred under the Company’s Incentive Compensation Plan. When the deferred amounts are paid, they are paid with interest as provided in that plan. See the description of this plan under “Incentive Compensation Plan” on page 15 of this proxy statement.

(2)

Amounts in this column include the value of shares of restricted stock issued under the Company’s 2000 Stock Benefit Plan and, where applicable, the Company’s contribution of 10% of the bonus deferred voluntarily by the Named Executives pursuant to the Company’s Deferred Bonus Plan (a “10% Company Contribution”). The value of the restricted stock is based on the closing price of a share of Common Stock on the New York Stock Exchange on the date of grant. The amount of the Company’s contribution under the Deferred Bonus Plan is credited to the applicable Named Executive’s account in the form of shares as described under “Deferred Bonus Plan” on page 16 of this proxy statement (“Plan Shares”). The restrictions on the shares of restricted stock granted in 2001 lapse in February, 2006. The restrictions on the shares of restricted stock granted in 2002 lapse in February, 2007. The restrictions on the shares of restricted stock granted in 2003 lapse in February, 2008. The Plan Shares vest on the three-year anniversary of the date they were first credited to the applicable Named Executive’s deferred bonus account. Dividends are paid on the restricted shares as and when dividends are paid on the Common Stock. The equivalent of dividends are paid on the Plan Shares at the time dividends are paid on the Common Stock and are reinvested as described on page 16 of this proxy statement. The value of all of the restricted stock (including Plan Shares) listed in this column for the Named Executives as of December 31, 2003 was as follows: Norman Leenhouts $3,423,093; Nelson Leenhouts $3,390,135; Edward Pettinella $686,630; David Gardner $206,353; Ann McCormick $184,340; Scott Doyle $105,014.

(3)

All options granted in 2001 and 2002 were granted under the 2000 Stock Benefit Plan. All options granted in 2003 were granted under the 2003 Stock Benefit Plan. All options are exercisable for 10 years following grant. Except with respect to options granted to Mr. Pettinella in 2001 and 2002, all options vest 20% each year for five years. Except with respect to the options granted to Mr. Pettinella in February 2001, the exercise price for all options granted in 2001 is $30.15 per share. The exercise price for all options granted in 2002 is $34.65 per share. The exercise price for all options granted in 2003 is $36.85 per share. The options granted to Mr. Pettinella in 2001 and 2002 were granted pursuant to his employment agreement. Of the options granted in 2001, 100,000 were granted in February 2001 when Mr. Pettinella became an officer of the Company. These options vested immediately at an exercise price of $27.01 per share, which was the closing price of a share of the Common Stock on the New York Stock Exchange on the date of grant. The remaining 50,000 options granted to Mr. Pettinella in 2001 were granted in July, 2001. These options vested 25,000 in July, 2002 and 25,000 in July, 2003. The options granted to Mr. Pettinella in 2002 vest 25,000 in August, 2003 and 25,000 in August, 2004.

(4)	Represents contributions made by the Company to the Named Executive’s account under the Company’s retirement savings plan.

(5)

Norman Leenhouts’ 2001 bonus includes $20,866 which represents 50% of his 1999 bonus that was subject to mandatory deferral plus interest. The amount in the restricted stock column includes the 10% Company Contribution which was credited to Mr. Leenhouts’ deferred bonus account in the form of 151, 613 and 307 Plan Shares, respectively, for 2001, 2002 and 2003. The amount in the restricted stock column for 2002 and 2003 also includes the value of 3,000 and 80,935 shares, respectively, of restricted stock granted to Mr. Leenhouts in those years.

(6)

Nelson Leenhouts’ 2001 bonus includes $20,866 which represents 50% of his 1999 bonus that was subject to mandatory deferral plus interest. For 2003, the amount in the restricted stock column includes the Company’s 10% Contribution which was credited to Mr. Leenhouts’ deferred bonus account in the form of 315 Plan Shares. For 2002 and 2003, the restricted stock column also includes the value of 3,000 and 80,935 shares, respectively, of restricted stock granted to Mr. Leenhouts in those years.

(7)

Mr. Pettinella became an employee of the Company on February 5, 2001. The amount in the restricted stock column represents the value of 2,000 shares of restricted stock granted to Mr. Pettinella in each of 2001 and 2002 and 13,000 shares granted in 2003.

(8)

Mr. Gardner’s 2001 bonus includes $6,940, which represents 50% of his 1999 bonus that was subject to mandatory deferral plus interest. His 2003 bonus includes $21,311, which represents 50% of his 2002 bonus that was subject to mandatory deferral plus interest. The amount in the restricted stock column includes the 10% Company Contribution which was credited to Mr. Gardner’s deferred bonus account in the form of 17, 86 and 70 Plan Shares, respectively, for 2001, 2002 and 2003. The amount in the restricted stock column also includes the value of 1,000 shares of restricted stock granted to Mr. Gardner in each of 2001 and 2002 and 3,000 shares granted to him in 2003.

(9)

Mrs. McCormick’s 2001 bonus includes $6,940 which represents 50% of her 1999 bonus that was subject to mandatory deferral plus interest. Her 2003 bonus includes $21,147, which represents 50% of her 2002 1bonus that was subject to mandatory deferral plus interest. The amount in the restricted stock column includes the 10% Company Contribution which was credited to Mrs. McCormick’s deferred bonus account in the form of 17, 42 and 45 Plan Shares, respectively, for 2001, 2002 and 2003. The amount in the restricted stock column also includes the value of 1,000 shares of restricted stock granted to Mrs. McCormick in each of 2001 and 2002 and 2,500 shares granted to her in 2003.

(10)

Mr. Doyle’s 2001 bonus includes $4,897 which represents 50% of his 1999 bonus that was subject to mandatory deferral plus interest. His 2003 bonus includes $14,552, which represents 50% of his 2002 bonus that was subject to mandatory deferral plus interest. The amount in the restricted stock column represents the value of 800 shares of restricted stock granted to Mr. Doyle in each of 2001 and 2002 and 1,000 shares granted to him in 2003.

STOCK BENEFIT PLANS

        The Company’s 1994 Stock Benefit Plan was adopted by the Company at the time of its initial public offering. As of March 10, 2004, options to purchase 1,542,381 shares have been granted to employees and options to purchase 153,654 shares have been granted to non-employee directors under the 1994 Stock Benefit Plan. Of the options granted under the 1994 Stock Benefit Plan, 245,982 issued to employees and 35,600 issued to non-employee directors were outstanding on March 10, 2004. The Board of Directors has determined that no additional awards will be made under this Plan.

        At the annual stockholders meeting held in 2000, the stockholders approved the Company’s 2000 Stock Benefit Plan. As of March 10, 2004, options to purchase 2,101,220 shares have been granted to employees and options to purchase 163,760 shares have been granted to non-employee directors under the 2000 Stock Benefit Plan. In addition, as of March 10, 2004, 300,102 shares of restricted stock have been issued under the 2000 Stock Benefit Plan to the executive officers and other key employees and 2,700 shares of restricted stock had been issued to the non-employee directors under the 2000 Stock Benefit Plan. Of the awards made under the 2000 Stock Benefit Plan 1,322,873 options and 289,702 shares of restricted stock issued to employees and 163,760 options and 2,700 shares of restricted stock issued to the non-employee directors were outstanding on March 10, 2004. The Board of Directors has determined that no additional awards will be made to the non-employee directors under this Plan.

        At the annual stockholders meeting held in 2003, the stockholders approved the Company’s 2003 Stock Benefit Plan. The 2003 Stock Benefit Plan provides up to 1,250,000 shares for issuance of stock options to employees (including the executive officers), 175,000 shares for issuance of stock options to non-employee directors and 25,000 shares for issuance of shares of restricted stock to non-employee directors. As of March 10, 2004, options to purchase 615,370 shares have been granted to employees, options to purchase 63,000 shares have been issued to non-employee directors and 3,600 shares of restricted stock have been granted to non-employee directors under the 2003 Stock Benefit Plan. Of the options granted under the 2003 Stock Benefit Plan, 546,550 issued to employees and 63,000 issued to non-employee directors were issued and outstanding as of March 10, 2004. All 3,600 shares of restricted stock granted to non-employee directors under the 2003 Stock Benefit Plan also remain issued and outstanding as of March 10, 2004.

        Options and restricted stock that have been issued and that are subsequently terminated, cancelled or surrendered without being exercised are available for future grant under the 2000 and 2003 Stock Benefit Plans. Taking those shares in account, as of March 10, 2004, 568,496 shares are available for issuance of all types of awards to employees 703,450 are available only for issuance of incentive and non-statutory stock options to employees, and 127,706 shares are available only for issuance of non-statutory stock options to employees. In addition 112,000 shares are available for issuance of stock options to non-employee directors and 21,400 shares are available for issuance of restricted stock to non-employee directors.

        As of March 10, 2004 and with respect to all three of the Company’s Stock Benefit Plans, the aggregate of the shares of Common Stock subject to outstanding option grants, the shares of restricted stock outstanding and the shares still available for issuance of awards equals 8.5% of the aggregate of the Company’s outstanding Common Stock and other equity that is convertible into Common Stock on an as-converted basis.

Option Grants in Fiscal Year 2003

        The following table sets forth certain information relating to options granted to the Named Executives during the fiscal year ended December 31, 2003. These options were granted under the 2003 Stock Benefit Plan. The columns labeled “Potential Realizable Value” are based on hypothetical 5% and 10% growth assumptions in accordance with the rules of the SEC. The Company cannot predict the actual growth rate of the Common Stock.

                                                 Option Grants in Last Fiscal Year(1)
                                                        Individual Grants

                                             Percent of
                              Number of     Total Options                               Potential Realizable Value
                                Shares       Granted to                                 at Assumed Annual Rates of
                              Underlying    Employees in    Exercise or                  Stock Price Appreciation
                               Options         Fiscal        Base Price   Expiration          for Option Term
             Name              Granted          Year        ($/sh.) (2)      Date           5%             10%

   Norman P. Leenhouts          50,000          8.1%           $36.85      8/5/2013      $1,158,738      $2,936,470
   Nelson B. Leenhouts          50,000          8.1%            36.85      8/5/2013       1,158,738       2,936,470
   Edward J. Pettinella         50,000          8.1%            36.85      8/5/2013       1,158,738       2,936,470
   David P. Gardner             15,000          2.4%            36.85      8/5/2013         347,622         880,941
   Ann M. McCormick             15,000          2.4%            36.85      8/5/2013         347,622         880,941
   Scott A. Doyle               10,000          1.6%            36.85      8/5/2013         231,748         587,294
(1)	Stock appreciation rights were not granted in 2003.

(2)	The exercise price was the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on the date of grant, August 5, 2003.

Option Exercises and Year-End Option Values

        The following table sets forth the value of options held as of December 31, 2003 by the Company’s Named Executives.

Aggregated Option Exercises in Last FiscalYear
and Fiscal Year-End Option Values (1)

                            Number of
                              Shares                        Number of Shares               Value of Unexercised
                             Acquired                    Underlying Unexercised           in-the-Money Options at
                                On         Value       Options at Fiscal Year End           Fiscal Year End (2)
          Name               Exercise     Realized     Exercisable     Unexercisable   Exercisable    Unexercisable

Norman P. Leenhouts             3,907      $  44,582    111,372          150,000         $1,223,475   $1,026,750
Nelson B. Leenhouts             9,628        125,081    112,840          150,000          1,252,673    1,026,750
Edward J. Pettinella                0              0    175,000           75,000          1,993,500      320,500
David P. Gardner                    0              0     34,274           45,000            397,197      308,025
Ann M. McCormick                    0              0     34,723           45,000            402,815      308,025
Scott A. Doyle                    800          5,260     19,200           29,500            203,063      198,718
(1)	Stock appreciation rights were not granted in 2003.

(2)

Based on the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2003 of $40.39 less the per share exercise price of the options. Equity Compensation Plan Information

Equity Compensation Plan Information

        The following table sets forth the number of securities issued and outstanding under the Company’s equity compensation plans, as of December 31, 2003, as well as the weighted average exercise price of outstanding options.

                                                                                                  Number of
                                                                                                   Securities
                                       Number of Securities to        Weighted Average             Remaining
                                       be Issued Upon Exercise        Exercise Price of       Available for Future
           Plan Category               of Outstanding Options        Outstanding Options            Issuance

Options:
Equity compensation plans                      2,256,839                      $32.29              1,378,064 (1)
approved by security holders

Equity compensation plans not
approved by security holders                     372,294                      $32.49                127,706 (2)

Total Options                                  2,629,133                      $32.32              1,505,770

Restricted Stock Awards:
Equity compensation plans
approved by security holders                     183,670                                             25,000 (3)

Equity compensation plans not
approved by security holders                      51,200                                                  0

Total Restricted Stock Awards                    234,870                                             25,000 (3)
(1)

As of December 31, 2003, consists of 594,614 shares available for issuance of grants to employees under the 2000 Stock Benefit Plan, including but not limited to, grants of restricted stock, 671,450 shares available for issuance of stock options to employees under the 2003 Stock Benefit Plan and 112,000 shares available for issuance of stock options to non-employee directors under the 2003 Stock Benefit Plan.

(2)

In August 2001, the Board of Directors amended the 2000 Stock Benefit Plan to increase by 500,000 the number of shares available thereunder for issuance of non-statutory stock options to employees. These remaining shares may only be used for that purpose.

(3)

The 25,000 shares were available on December 31, 2003 for issuance of restricted stock to the non-employee directors pursuant to the 2003 Stock Benefit Plan. In addition, as noted in footnote (1), 594,614 shares were available as of December 31, 2003 for issuance of grants to employees under the 2000 Stock Benefit Plan, including but not limited to, grants of restricted stock.

EMPLOYMENT AGREEMENTS

        Edward Pettinella entered into an employment agreement with the Company for a term that commenced on February 5, 2001 and expired on December 31, 2003. The agreement provided for the employment of Mr. Pettinella during that term as an Executive Vice President of the Company. Pursuant to the agreement, his base salary for 2003 was $400,000 and the factor to be applied to his salary for purposes of determining his share of the bonus pool under the Company’s Incentive Compensation Plan was 12%. Effective January 1, 2004, Mr. Pettinella was appointed President and Chief Executive Officer of the Company. The Company may in the future enter into a new employment agreement with Mr. Pettinella.

        Norman and Nelson Leenhouts entered into employment agreements with the Company prior to the initial public offering for an initial term of five years commencing August 4, 1994 with automatic one-year extensions. Norman Leenhouts’ agreement provided for his employment during the term as Chairman and Co-Chief Executive Officer of the Company. Nelson Leenhouts’ agreement provided for his employment during the term as President and Co-Chief Executive Officer of the Company. Effective January 1, 2004, the Leenhoutses retired from those positions.

        Also effective January 1, 2004, Nelson and Norman Leenhouts entered into new employment agreements with the Company providing for a three-year term expiring on December 31, 2006. Under the new employment agreements, the Leenhoutses agree to serve as Senior Advisors as well as Co-Chairs of the Board (provided they continue to be elected by the stockholders as directors of the Company). These employment agreements reflect the gradual reduction of the Leenhoutses’ obligations to act as Senior Advisors to the Company with the portion of their business time to be spent on those obligations reducing from a maximum of two-thirds in 2004, to one-half in 2005, to one-third in 2006. Their base salary is also proportionately reduced under the employment agreements from $300,000 in 2004, to $225,000 in 2005 to $150,000 in 2006. They remain entitled to receive incentive compensation at their pre-retirement bonus level factor of 12% but since the Company’s Incentive Bonus Plan provides that the bonus paid is calculated based on base salary, if the total bonus payout remained the same, the bonus to be paid to the Leenhoutses will be proportionately reduced as well.

        Pursuant to their employment agreements, each of the Leenhoutses was granted 64,935 shares of restricted stock in consideration for both past and future services to the Company. The restrictions on those shares lapse in equal amounts over the five years following the execution of the employment agreements. The agreements also provide for minimum option and restricted stock grants to the Leenhoutses. The minimum amount of options to be granted to each of the Leenhoutses is 33,330 in 2004, 25,000 in 2005 and 16,665 in 2006. The minimum number of shares of restricted stock to be granted to each is 6,666 in 2004, 5,000 in 2005 and 3,333 in 2006.

        The new employment agreements also provide that if employment is terminated by the Company without cause, or by the Leenhoutses for good reason at any time, each of the Leenhouts is entitled to receive an amount equal to twice his base salary and incentive compensation for the year preceding termination plus, in the year following termination, the amount of incentive compensation that he would have earned if he had been an employee on December 31 of the year of termination. In such event, the Leenhoutses would also receive the minimum number of restricted shares yet to be issued under the employment agreements as well as the value of the options not yet granted. Pursuant to their employment agreements, each of Norman and Nelson Leenhouts are subject to a covenant not to compete with the Company during the term of the agreements and, if either is terminated by the Company for cause or resigns without good reason, for two years thereafter.

INCENTIVE COMPENSATION PLAN

        Under the Company’s Incentive Compensation Plan eligible officers and key employees may earn a cash bonus based on the Company’s Funds from Operations (“FFO”) per share/unit (computed on a diluted basis). The number of bonus units to be awarded is based on the Company’s FFO performance for a calendar year period as compared to the performance of its peer group for that same period. For 2003, 4.73 bonus units were awarded.

        Pursuant to the plan, a factor is applied to each eligible participant’s salary, ranging from 1% to 12%. This factor is multiplied by the awarded bonus units to determine the percentage of a participant’s salary to be paid as a bonus. The factor applied to the salaries of Norman and Nelson Leenhouts and Edward Pettinella was 12% for services rendered in 2003. In 2003, the factor applied to the salaries of the other Named Executives ranged from 5% to 7%.

        Notwithstanding the formula described above, if the Company’s FFO growth is negative then, regardless of whether the Company’s performance exceeds that of its peer group, the Compensation Committee has complete discretion in determining whether a bonus will be paid and, if so, the amount of the bonus. In addition, 100% of the bonus otherwise payable to the Chief Executive Officer or Co-Chief Executive Officers is payable in the discretion of the Compensation Committee and fifty percent of the bonus otherwise payable to other participants is payable in the discretion of senior management.

        Incentive Plan participants in the 1% and 2% bonus categories are limited to bonuses equal to ten and twenty percent, respectively, of their salaries. There is no limit for participants in the 3% bonus category or above, except there is a deferral component if the number of bonus units awarded exceeds 5 bonus units. The deferred amount plus interest at 6% will be paid out at the rate of 50% in each of the following two years, provided the Company pays a bonus under the Incentive Compensation Plan in those years.

DIRECTOR, OFFICER AND EMPLOYEE STOCK PURCHASE AND LOAN PROGRAM

        The Company has made various loans to its officers and directors pursuant to its Director, Officer and Employee Stock Purchase and Loan Program, which the Board approved in 1996 (the “Stock Purchase Program”). The loans were used by the recipients to purchase the Company’s Common Stock. The Stock Purchase Program, which was approved by the stockholders at the 1998 annual meeting, provided that the Company could loan approximately 50% of the purchase price to the non-employee directors and arrange for loans from a commercial bank for the balance. The Company could loan other participating employee directors and officers 100% of the purchase price. All dividends from the shares issued under the Stock Purchase Program are applied toward interest and principal payments on the Company or commercial bank loans. The loans are fully recourse to the participants and there is no provision for debt forgiveness. Seven of the non-employee directors and thirty of the Company’s current or former officers, including the employee directors, previously participated in some or all of the various phases of the Stock Purchase Program. In total, 690,864 shares of the Company’s Common Stock were purchased by participants in the Stock Purchase Program and a total of $11,734,837 was loaned by the Company to participants. Interest rates on the loans range from 6.7% to 7.13%.

        The largest aggregate amount of indebtedness outstanding under the Stock Purchase Program at any time during 2003 for the non-employee directors and executive officers was as follows: (i) the Company’s non-employee directors — Paul Smith $90,674.83; and (ii) the executive officers – Scott Doyle $95,913.32; and John Smith $74,957.47. Paul Smith and Scott Doyle paid off their loans in 2003.

        In August 2002, the Board of Directors adopted a policy that no new loans and no material modifications to existing loans could be made under the Stock Purchase Program.

DEFERRED BONUS PLAN

        Eligible employees can elect to defer up to 100% of their bonus under the Incentive Compensation Plan for three, five or ten years. The Company matches 10% of the amount deferred, which amount vests after three years. A “phantom” stock account is established for both amounts. Each deferral and Company contribution is reflected by crediting those accounts with the number of shares of the Company’s Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock’s fair market value as of the day when the bonus would otherwise have been paid. The equivalent of dividends on those shares is also credited to the accounts at the time dividends are paid on the Company’s Common Stock. Shares that could be purchased with the hypothetical dividends are credited to accounts at the same price that shares are purchased for participants under the dividend reinvestment feature of the Company’s DRIP. Payments out of deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Compensation Committee.

        Under the Deferred Bonus Plan, Norman and Nelson Leenhouts each deferred approximately $125,000 (100%) of their 2003 bonus and the other executive officers collectively deferred approximately $60,000 of their 2003 bonuses.

EXECUTIVE RETENTION PLAN

        The Company’s Executive Retention Plan provides for severance benefits and other compensation to be received by certain employees, including the executive officers, in the event of a change of control of the Company and a subsequent termination of their employment by the employer without cause or by the employee for good reason at any time following the change of control and for any reason for a thirty day window following the one year anniversary of the change of control. Under this Plan, the executive officers, in the event of a termination covered by the Plan, would receive a lump sum payment equal to two times their current base salary, two times their last paid bonus under the Incentive Compensation Plan plus a “gross-up” amount necessary to pay any excise tax due on the payment. In addition, all accrued or deferred bonuses under the Incentive Compensation Plan would be paid, all stock options granted under the 1994 Stock Benefit Plan and the 2000 Stock Benefit Plan would vest and the restrictions on all restricted stock granted under the 2000 Stock Benefit Plan would lapse automatically. By its terms, the 2003 Stock Benefit Plan provides that stock options vest and restrictions on restricted stock lapse upon a change of control.

Performance Graph

        The following graph compares the cumulative return on the Company’s Common Stock during the five year period ended December 31, 2003 to the cumulative return of the NAREIT All Equity REIT Index and the Standard and Poor’s 500 Index for the same period. The total return assumes that dividends were reinvested quarterly at the same discounted price as provided under the Company’s DRIP and is based on a $100 investment on December 31, 1998. Stockholders should note that past performance does not predict future results.

COMPARISON OF CUMULATIVE RETURNS

(A line graph illustrating the information found below was shown here.)

                          12/31/1998   12/31/1999    12/31/2000    12/31/2001   12/31/2002    12/31/2003
          HME                $100.00      $115.31       $127.20       $155.80      $182.65       $229.46
          NAREIT             $100.00       $95.38       $120.53       $137.32      $142.57       $195.51
          S&P 500            $100.00      $121.04       $110.02        $96.94       $75.52        $97.18

Compensation Committee Report on Executive Compensation

        As part of its responsibilities, the Compensation Committee recommends to the Board compensation policies applicable to the Company’s executive officers, including the Chief Executive Officer and the members of the Board of Directors, as well as broad-based compensation plans for the Company’s other officers and employees generally. On an annual basis, the Committee also makes specific annual compensation recommendations to the Board relating to the Company’s Chief Executive Officer and approves the setting of the compensation levels for the other executive officers. On an ongoing basis, the Committee also reviews and approves the Company’s goals and objectives relevant to compensation of the executive officers and considers the structure of the Company’s compensation program as it applies to all employees. When appropriate, the Committee recommends to the full Board changes in the executive and the general compensation plans. The Compensation Committee consists only of non-employee directors, each of whom has been determined by the Board of Directors to be an independent director as required by applicable securities laws and the listing standards of the New York Stock Exchange.

        The Committee believes that the success of the Company is, in large part, attributable to the performance and dedication of its employees and, in particular, to the leadership efforts of its executive officers. The Committee continues to believe that it is important to closely align the interests of those executives and other employees with the interests of the Company’s stockholders. In establishing the Company’s compensation program, the Compensation Committee’s goals therefore continue to be to: (1) attract and retain highly capable employees; (2) link compensation to the operating and financial performance of the Company; and (3) provide appropriate incentives to motivate employees to maximize the long-term going-concern value of the Company. To achieve these ends, the Company’s executive compensation package consists of three components: base salary, annual incentive compensation in the form of a bonus under the Incentive Compensation Plan, and awards of restricted stock and stock options under the Company’s stock benefit plans. The Committee annually considers the appropriate level and combination of these three components in the executive officers’ compensation packages and, among other things, weighs the competitiveness of the Company’s overall compensation arrangements in relation to companies in its peer group.

        As part of its consideration as to the appropriateness of the executive officers’ compensation, the Committee compared information pertaining to base salary, incentive compensation and long-term equity-based compensation for its apartment REIT industry peer group by reviewing 2003 proxy statements. In addition to peer group comparisons, the Committee considered the status of the Company’s succession plan in determining the compensation levels and component mix for the Company’s senior management team. With the retirement of Norman and Nelson Leenhouts from their positions as Co-Chief Executive Officers at the end of 2003 and the appointment of Edward Pettinella as President and Chief Executive Officer, the Committee considered the increased responsibilities of certain members of the senior management team and particularly Mr. Pettinella. In addition, the Committee also retained the services of a compensation consulting firm to advise it on the compensation of its senior executives, including the retirement arrangements and ongoing compensation for the Leenhoutses.

        The Committee expects to make an annual review of total compensation packages for the executive officers and other key officers of the Company.

        Salary. In recognition of his increased responsibilities as President and Chief Executive Officer and based on a peer group comparison of CEO compensation, the Committee recommended to the full Board and the Board approved a 19% salary increase to $475,000 for Mr. Pettinella. Nelson and Norman Leenhouts have agreed to continue as Senior Advisors to the Company with two-thirds of their business time in 2004 to be devoted to the responsibilities associated with that obligation. Pursuant to their employment agreements, the base salary for each of the Leenhoutses for 2004 was set at $300,000, which is equal to two-thirds of their 2003 base compensation. The other executive officers received increases averaging 13%.

        Incentive Compensation. The Incentive Compensation Plan is designed to motivate employees to maximize the Company’s annual operating and financial performance. It provides for a cash bonus pool to be established based on the Company’s FFO performance as compared to its peer group. If the Company’s performance exceeds that of its peer group yet its growth rate is negative, the Compensation Committee is to determine whether and what amount of bonus should be paid and to submit its recommendation to the Board for approval.

        Even though the Company’s 2003 per share FFO performance did significantly exceed that of its peer group, it was still negative. The formula set forth in the Incentive Plan was therefore not applicable and the Committee considered a variety of factors in determining that a bonus should be paid and the amount of the bonus, to be paid for 2003 services. Those factors include: (1) the Company’s total return to stockholders for 2003 was 24.3%; (2) of its peer group, the Company was number one in terms of same store property net operating income growth and number one in terms of FFO per share growth compared to 2002; (3) the 3.2% decrease in per share FFO (calculated by excluding a one-time expense charge of $5.0 million related to the restricted stock grant of 64,935 shares to each of the Leenhoutses) from 2002 to 2003 was largely attributable to economic conditions outside of management’s control; and (4) in a very difficult rental market, properties owned by the Company throughout 2002 and 2003 showed an increase in rental revenue for 2003 of 3.0% and a net operating income decrease of only 1.1% from 2002. The Committee decided to establish a bonus pool of 4.73 units for 2003.

        Pursuant to the Company’s bonus plan, a factor is then applied to the salary of each participant to determine their share of the bonus pool. For 2003 and 2004, the factor that was and will be applied to Nelson and Norman Leenhouts’ and Edward Pettinella’s salary is 12%. The factor applied to the salaries of the other executive officers ranged from 5% to 7% for 2003 and will range from 5% to 8% for 2004. The Committee decided to pay the most senior executives of the Company – Nelson and Norman Leenhouts and Edward Pettinella – fifty percent of their share of the 2003 bonus pool. The other executive officers of the Company received their full share of the bonus pool.

        The Committee expects to regularly review the Incentive Compensation Plan to assure its appropriateness.

        Stock Compensation. The purpose of equity compensation grants is to provide employees an incentive to maximize their efforts to promote the Company’s long-term going-concern value and thereby advance the interests of the Company’s stockholders. To encourage the employees to seek long-term appreciation in the value of the Company’s Common Stock, stock options granted to employees have not been immediately exercisable but vest over five years.

        In 2003, the Compensation Committee again reviewed the number of options granted to the Co-Chief Executive Officers and other executive officers in light of the other elements of their compensation and their overall equity interest in the Company’s business. The Committee determined to encourage officers to acquire additional Common Stock by making option awards under the 2003 Stock Benefit Plan.

        In August 2003 the Compensation Committee therefore recommended and the Board of Directors approved the issuance of up to 628,000 additional options to purchase Common Stock to certain officers and employees of the Company at an option price equal to the closing price on the New York Stock Exchange for a share of the Company’s Common Stock on the date of the grant. Each of Nelson and Norman Leenhouts and Edward Pettinella received 50,000 additional options. The other executive officers received options grants ranging from 5,000 to 15,000 shares. These options vest 20% per year and expire in ten years.

        In addition, in February 2004, the Committee recommended and the Board of Directors approved the issuance of approximately 48,000 shares of restricted stock to executive officers and key employees under the 2000 Stock Benefit Plan. This number does not include the shares of restricted stock that the Company is contractually obligated to issue to Nelson and Norman Leenhouts pursuant to their employment agreements. A review of the levels of restricted stock granted to executives at the Company’s peer group caused the Committee to conclude that existing grants to executives and other key employees of the Company were lower than the grants at peer companies. This review also demonstrated that it was more typical for restrictions to lapse over four years rather than at the end of five years as had been the case with restricted stock previously issued. The restricted stock issued in 2004 therefore provides for restrictions to lapse over four years. The Committee also considered that restricted stock grants provide the motivational advantages of stock appreciation and, since recipients of restricted stock begin receiving dividends immediately, they are also motivated to work toward further dividend increases.

        Mr. Pettinella received 13,200 shares of restricted stock in 2004. Nelson and Norman Leenhouts each received 3,500 shares of restricted stock, in addition to the 6,666 shares already provided for under their employment agreements. This compares to 13,000 shares issued to Mr. Pettinella and 16,000 shares issued to each of the Leenhoutses in 2003. The executive officers received various numbers of shares of restricted stock ranging from 1,000 to 6,000 shares, which represents increases from the 2003 grants which ranged from 600 to 3,000 shares. These increased restricted stock grants reflect the Committee’s desire to continue aligning the senior executives’ compensation to the Company’s long-term performance.

        The Committee expects to recommend additional periodic awards of stock options and restricted stock to employees under the Company’s stock benefit plans.

        Chief Executive Officer Compensation. The Committee considers and develops recommendations to the full Board on matters pertaining to the compensation of Edward J. Pettinella substantially in conformity with the policies described above for all other executive officers of the Company. For 2003, Mr. Pettinella’s base salary and bonus factor were set by the terms of his employment agreement, which was entered into on January 31, 2001 and expired on December 31, 2003. The Committee meets in executive session to determine compensation levels for the Chief Executive Officer for the next year in the context of a review of his performance.

        Section 162(m). As a real estate investment trust, the Company does not pay tax at the corporate level and thus the limit on deductibility under Section 162(m) of the Internal Revenue Code and related regulations do not impact the Company. Nevertheless, it is the Committee’s present intention to use the requirements of Section 162(m) as a guide in its compensation related decisions, except where the best interests of the Company and its stockholders dictate otherwise.

         Submitted by the Compensation Committee,
         Clifford W. Smith, Jr., Chair
         Burton S. August, Sr.
         William Balderston, III

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        During the fiscal year 2003, the Compensation Committee was comprised of Burton S. August, Sr., William Balderston, III, and Clifford W. Smith, Jr. None of the above individuals has ever been an officer of the Company or any of its subsidiaries.

Report of the Audit Committee

        The Audit Committee of the Board of Directors of the Company is composed entirely of independent directors as required by applicable securities laws and the current listing standards of the New York Stock Exchange. Its members are identified at the end of this report. The Audit Committee operates under a written charter adopted by the Committee and the Board. That charter was amended and restated in February, 2004. A copy of the amended and restated charter is attached as Exhibit A to this Proxy Statement and is available on the Company’s website at www.homeproperties.com under the heading “Investment Information/Investor Overview.”

        As described more fully in its Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Among other matters, the Audit Committee is responsible for the selection of the Company’s independent auditors.

        During 2003, the Committee met seven times. The Committee’s meetings include, no less frequently than quarterly, executive sessions with the Company’s independent auditors without the presence of the Company’s management.

        As part of its oversight responsibility, the Audit Committee reviewed and discussed with both management and the Company’s independent auditors, all annual and quarterly financial statements prior to their issuance. Management advised the Committee that each set of the Company’s financial statements were prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. In addition, the Committee continued to monitor the scope and adequacy of the Company’s internal audit program.

        The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). In addition, the independent auditors provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees). The Committee discussed with the independent auditors their independence from management and the Company.

        All audit and non-audit services provided by PricewaterhouseCoopers LLP and the fees paid by the Company with respect to such services have been reviewed and pre-approved by the Audit Committee, which has also considered whether the provision of any non-audit services is compatible with maintaining the independent auditors’ independence.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

         Submitted by the Audit Committee,

         Paul L. Smith, Chair
         Alan L. Gosule
         Leonard F. Helbig, III
         Roger W. Kober

Principal Accounting Fees and Services

        The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The Committee pre-approves on an annual basis the provision of certain audit, audit related and tax services specifically described to the Committee. Any additional engagements require separate pre-approval. As permitted by the SEC’s rules, the Audit Committee has authorized its Chair, Paul Smith, to approve any additional non-audit services to be provided by the independent auditor, provided that such service is permitted under applicable regulations and reported to the full Audit Committee at its next meeting.

        All of the services described below for 2003 were pre-approved by the Audit Committee. The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintenance of the firm’s independence in the conduct of its audit function and determined that such service was compatible with the maintenance of independence.

        Aggregate fees for professional services rendered to the Company by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2003 and 2002, were:

                                                2003                2002
              Audit fees (1)                   $270,000            $576,000
              Tax fees (2)                      188,000             157,000
              Total fees                       $458,000            $733,000

    (1)        Audit fees consisted of professional services rendered for the audits of the consolidated financial statements of the Company, assurance and related services related to SEC Regulation S-X Rule 3-14 audits performed in connection with property acquisitions, issuance of comfort letters, consents, and assistance with review of documents filed with the SEC.

    (2)        Tax fees consisted of services related to preparation of tax returns and claims for refunds ($130,000 for 2003) and tax planning and tax advice ($58,000 for 2003).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Ownership of Management

        The following table sets forth information as of March 10, 2004 regarding the beneficial ownership of shares of Common Stock by: (i) directors, Nominees and Named Executives of the Company; and (ii) directors, Nominees and executive officers of the Company as a group. The table also includes information relating to the number and percentage of shares of Common Stock and Units beneficially owned by the persons included in (i) and (ii) above (such Units are exchangeable into shares, or cash at the election of the Company). In preparing this table, the Company has relied on information supplied by its officers and directors, and upon information contained in filings with the SEC.

                                  Amount of                               Amount of
                                   Shares and                           Shares/Units and
                                   Nature of         Percentage of         Nature of
     Name and Address of           Beneficial            Shares           Beneficial          Percentage of
       Beneficial Owner            Ownership (1)     Outstanding (1)       Ownership (2)      Shares/Units (2)

Norman P. Leenhouts (3)              254,738               *                484,210 (5)           1.46%

Nelson B. Leenhouts (4)              133,588               *                362,812 (5)           1.10%

Edward J. Pettinella (6)             303,204               *                303,204               *

Burton S. August, Sr. (7)             68,239               *                 72,485               *

William Balderston, III (8)           40,459               *                 40,459               *

Alan L. Gosule (9)                    28,911               *                 28,911               *

Leonard F. Helbig, III (10)           60,071               *                 60,071               *

Roger W. Kober (11)                   34,372               *                 34,372               *

Albert H. Small (12)                  21,420               *              1,060,328               3.14%

Clifford W. Smith, Jr. (13)           53,692               *                 53,692               *

Paul L. Smith (14)                    32,786               *                 32,786               *

Amy L. Tait (15)                     136,358               *                150,171               *

David P. Gardner (16)                 82,555               *                 86,061               *

Ann M. McCormick (17)                 78,748               *                 81,050               *

Scott A. Doyle (18)                   31,201               *                 31,201               *

All executive officers and
directors as a group  (19
persons)                         1,478,100 (19)        4.40% (20)         2,999,571               8.41% (21)
__________
*   Less than 1%
(1)

Assumes that all currently exercisable options or options exercisable within 60 days (“Currently Exercisable Options”) issued to the person have been exercised and that restrictions on all restricted stock issued to the person have lapsed. The total number of shares outstanding used in calculating the percentage assumes that none of the options held by any other person have been exercised and that none of the restrictions on restricted stock issued to any other person have lapsed.

(2)

Same assumptions as footnote (1) plus assumes that all Units issued to the person have been exchanged for shares of Common Stock and that for purposes of calculating the percentage the total number of shares assumes that none of the Units issued to any other person have been exchanged for shares of Common Stock.

(3)

Includes 111,372 shares which may be acquired upon the exercise of Currently Exercisable Options, 7,369 shares in custodial accounts for the benefit of Mr. Leenhouts’ grandchildren (as to which he disclaims beneficial ownership) and 94,101 shares of restricted stock.

(4)	Includes 30,000 shares which may be acquired upon the exercise of Currently Exercisable Options and 94,101 shares of restricted stock.

(5)

Includes Units owned by Home Leasing and Leenhouts Ventures. Norman Leenhouts and Nelson Leenhouts are each directors, officers and 50% stockholders of Home Leasing and each owns 50% of Leenhouts Ventures. Also includes 50,000 Units owned by the respective spouses of each of Norman and Nelson Leenhouts as to which they disclaim beneficial ownership.

(6)	Includes 175,000 shares which may be acquired upon the exercise of Currently Exercisable Options and 30,200 shares of restricted stock.

(7)

Includes 24,920 shares which may be acquired upon the exercise of Currently Exercisable Options, 9,375 shares held in two trusts of which Mr. August is the lifetime beneficiary and 400 shares of restricted stock. In addition, although not included in this table because the shares are not convertible into Common Stock, Mr. August is the holder of 1,000 shares of the Company’s Series F Cumulative Redeemable Preferred Stock (“Series F Stock”).

(8)	Includes 24,920 shares which may be acquired upon the exercise of Currently Exercisable Options and 700 shares of restricted stock.

(9)	Includes 24,920 shares which may be acquired upon the exercise of Currently Exercisable Options and 300 shares of restricted stock.

(10)	Includes 24,920 shares which may be acquired upon the exercise of Currently Exercisable Options. Mr. Helbig is also the holder of 1,850 shares of the Series F Stock.

(11)	Includes 21,420 shares which may be acquired upon the exercise of Currently Exercisable Options.

(12)

Includes 21,420 shares which may be acquired upon the exercise of Currently Exercisable Options. The Shares/Units owned include 32,072 Units, which represents Mr. Small’s proportionate share of Units owned by Community Realty Company, Inc. and 100,000 Units held by Mr. Small’s spouse as to which he disclaims beneficial ownership.

(13)

Includes 21,420 shares which may be acquired upon the exercise of Currently Exercisable Options. Also includes 1,400 shares owned by Mr. Smith’s spouse as custodian for their minor children and 700 shares held in a trust for the benefit of one of Mr. Smith’s minor children as to which he disclaims beneficial ownership.

(14)	Includes 21,420 shares which may be acquired upon the exercise of Currently Exercisable Options and 700 shares of restricted stock.

(15)

Includes 35,000 shares which may be acquired by Mrs. Tait upon the exercise of Currently Exercisable Options and 700 shares of restricted stock. Also includes 19,771 shares and 70 Units owned by Mrs. Tait’s spouse as to which she disclaims beneficial ownership. Mrs. Tait shares voting and dispositive power with respect to 13,700 shares and 2,548 Units with her spouse.

(16)

Includes 34,274 shares which may be acquired upon the exercise of Currently Exercisable Options and 11,000 shares of restricted stock. Mr. Gardner shares voting and dispositive power with his spouse with respect to 10,240 shares.

(17)

Includes 34,723 shares which may be acquired upon the exercise of Currently Exercisable Options and 9,500 shares of restricted stock. Mrs. McCormick shares voting and dispositive power with respect to 7,650 shares and 1,737 Units with her spouse.

(18)

Includes 19,200 shares which may be acquired upon exercise of Currently Exercisable Options, 5,600 shares of restricted stock and 157 shares held in Mr. Doyle’s account under the Company’s retirement savings plan.

(19)	Includes 695,119 shares which may be acquired upon the exercise of Currently Exercisable Options and 260,702 shares of restricted stock.

(20)	Assumes that all Currently Exercisable Options issued to all listed persons have been exercised and that restrictions on all restricted stock issued to such persons have lapsed.

(21)	Same assumptions as footnote (20) plus assumes that all Units issued to all listed persons have been exchanged for shares of Common Stock.

        In addition to the shares owned by the directors and Named Executives as indicated above, those individuals also own stock units issued under the Company’s deferred compensation plans. Upon vesting of these units and/or the expiration of the deferral period, one share of Common Stock will be issued for each stock unit held. As of March 10, 2004, the following stock units were owned by: (i) the Named Executives: Norman Leenhouts 18,059, Nelson Leenhouts 9,029, David Gardner 2,180, and Ann McCormick 2,085, (ii) the non-employee directors: Burton August 2,412, Alan Gosule 5,937, Leonard Helbig 6,235, Roger Kober 3,575, Albert Small 5,640, Clifford Smith 7,182, and Paul Smith 1,607, and (iii) by all non-employee directors and executive officers as a group, 64,950.

Security Ownership by Beneficial Owners of More than 5% of The Company's Common Stock

        The following table sets forth information regarding the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of December 31, 2003. In preparing this table, the Company has relied on information supplied by certain stockholders and on information contained in filings with the Securities and Exchange Commission.

                                                                                       Percentage of
                                                         Amount and Nature of           Outstanding
Name and Address of Beneficial Owner                     Beneficial Ownership           Common Stock

Deutsche Bank AG
Taunusanlage 12, D-60325
Frankfurt am Main                                            3,496,800(1)                       10.94%
Federal Republic of Germany

Mac-Per-Wolf Company
310 S. Michigan Avenue
Suite 2600                                                   2,945,520(2)                        9.21%
Chicago, IL 60604

Janus Small Value Cap Fund
100 Fillmore Street                                          1,631,000(2)                        5.10%
Denver, CO 80206

Lend Lease Rosen Real Estate Securities LLC
1995 University Avenue                                       1,683,878(3)                        5.27%
Suite 550
Berkeley, CA 94704
(1)

Based on a report on Schedule 13G (Amendment No. 2), filed February 27, 2004, reflecting that Deutsche Bank AG has sole voting and dispositive power with respect to all of the listed shares which it acquired on behalf of its subsidiaries RREEF America, L.L.C. (3,451,100 shares/11.19%), Deutsche Investment Management Company Americas (800 shares) and Deutsche Bank Trust Company Americas (44,900 shares), which are also listed as having sole voting and dispositive shares with respect to the shares acquired on their behalf.

(2)

Based on a report on Schedule 13G (Amendment No. 3), filed February 2, 2004, reflecting that Mac-Per-Wolf & Company has sole voting and dispositive power with respect to all of the listed shares and that the report was filed on behalf of two subsidiaries PWMCO, LLC and Perkins, Wolf, McDonnell and Company, LLC, the latter of which furnishes investment advice to others, including Janus Small Cap Value Fund, which jointly filed the Schedule 13G reflecting that it has sole voting and dispositive power with respect to 1,631,000 shares.

(3)

Based on a Schedule 13G filed jointly on February 12, 2004 by the listed beneficial owner, Lend Lease Real Estate Investments, Inc. (“LLREI”), Rosen Financial Services, II, L.L.C., Rosen Financial Services, Inc. and Kenneth T. Rosen reflecting that the above have sole voting power with respect to 780,293 shares, sole dispositive power with respect to 1,662,348 shares and shared dispositive power with respect to 21,530 shares. The address for all of the owners is as listed above, except the address for LLREI is 3424 Peachtree Road, Suite 800, Atlanta, Georgia 30326.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

        Directors and executive officers of the Company received loans from the Company for some portion of the purchase price of shares of Common Stock purchased by them in connection with the Stock Purchase Program described on page 16 of this Proxy Statement. These loans were made prior to the adoption of the Sarbanes-Oxley Act of 2002. In August 2002, the Board of Directors adopted a policy that no new loans and no material modifications to existing loans could be made under the Stock Benefit Program. As of March 10, 2004, approximately $70,000 was outstanding to one of the executive officers pursuant to the Stock Purchase Program.

        The Company’s corporate headquarters are located in a building that is owned by an entity in which Norman and Nelson Leenhouts indirectly have a 75% interest. The Operating Partnership and the building owner have entered into various leases for approximately 75,000 square feet. The base rent payable by the Operating Partnership under the leases for 2003 was approximately $800,000, which will increase to approximately $870,000 for 2004. The lease also requires the Operating Partnership to pay its pro-rata portion (approximately 25% of total) of property improvements, real estate taxes and common area maintenance.

        Effective March 1, 2001, the Operating Partnership recapitalized HPRS by contributing to capital approximately $23.7 million of loans due from affiliated partnerships. Simultaneously with the recapitalization, the Operating Partnership increased its effective economic interest from 95% to 99% thereby decreasing the voting interests held by Nelson and Norman Leenhouts from 5% to 1%. As a result of the significant contribution made by the Operating Partnership to HPRS as described above, it was necessary for the Leenhoutses to make a contribution to HPRS to retain their 1% interest. That contribution was made in the form of a Note from each of Nelson and Norman Leenhouts to HPRS in the amount of $102,834 that bears interest at 8% per year.

        Effective as of January 1, 2003, the Operating Partnership purchased the 1% interest in HPRS and HP Management held in the aggregate by Nelson and Norman Leenhouts. The total amount paid by the Operating Partnership for these shares was $9,601.50 to each of the Leenhoutses for their shares in HP Management and $40,352.50 to each of the Leenhoutses for their shares in HPRS. Simultaneously, Nelson and Norman Leenhouts each made a payment to HPRS in the amount of $118,167.50 to pay off all principal and interest due on the notes referenced above.

        Home Leasing, in consideration for a portion of the Operating Partnership Units and cash received by it in 1994 in connection with the formation of the Company, assigned to HP Management certain management contracts between it and certain entities of which Home Leasing is a general partner. As a general partner of those entities, Home Leasing (and, indirectly, Norman and Nelson Leenhouts) has an ongoing interest in such management contracts. On January 1, 2004, the Operating Partnership sold these and certain other management contracts to Home Leasing, LLC, which is owned by Home Leasing, for consideration of $67,500 plus an ongoing payment equal to 24% of the management fees collected by Home Leasing, LLC pursuant to one of the management contracts. In addition, Home Leasing, LLC paid the Operating Partnership $26,136 for certain personal property associated with the commercial management business. The sale was completed in order to avoid conflicts of interest and to focus the Company solely on the direct ownership and management of market rate apartment communities. The contribution from the managed properties to the Company’s 2003 earnings was less than one-half of one percent.

        HP Management and Tait Realty entered into a Property Management Agreement on November 26, 2001 with Midtown Rochester Properties, LLC whereby HP Management and Tait Realty agreed to provide certain management services with respect to a certain commercial property and related parking facilities located in Rochester, New York. Amy L. Tait is the principal of Tait Realty. The agreement has a one year term that automatically renews for one year periods unless terminated as provided therein. Pursuant to the Property Management Agreement, the monthly management fee is to be paid 80% to HP Management and 20% to Tait Realty. The monthly management fee is equal to the greater of 4% of gross revenues or $20,000. In 2003, Tait Realty was paid approximately $60,000 under the Property Management Agreement. The right to manage this property has been assigned to Home Leasing, LLC together with certain other management agreements as described in the preceding paragraph.

        Albert H. Small is a Vice President, Director and 20% shareholder of Community Realty Company (“CRC”), which owns 160,360 Units in the Operating Partnership. The Units were issued in 1999 in connection with the acquisition by the Operating Partnership of multi-family communities in its Mid-Atlantic region that were previously owned by entities that CRC served as general partner.

        At the time of the Mid-Atlantic acquisitions from CRC affiliates, the Operating Partnership also entered into an employment agreement with Douglas Erdman, the President of CRC, to serve as the Company’s Vice President, Regional Leader in Washington, DC. Mr. Erdman left the employment of the Operating Partnership at the end of the term of his employment agreement on June 30, 2002 and thereafter returned to serve as the President of CRC. The Operating Partnership retained the management of certain multifamily properties with respect to which it felt that it would be beneficial to retain Mr. Erdman’s assistance for a one year period. The Operating Partnership therefore agreed to pay CRC $5,833 per month for the twelve months commencing July 1, 2002 in order to reimburse CRC for Mr. Erdman’s time.

        In March of 2002, the Operating Partnership also entered into an agreement to assign to CRC, as of July 1, 2002, all of the Operating Partnership’s interest as manager under certain third party management agreements in consideration for the payment by CRC to the Operating Partnership of the value of those contracts as reflected on the Operating Partnership’s financial statements (approximately $170,000). Pursuant to the agreement, that payment (with interest) was to be made on or before July 1, 2003. Payment in full was received on a timely basis.

        Mr. Small is also a general partner and six percent owner of a partnership that owns the office building in which the Company formerly had its Mid-Atlantic regional offices. The Operating Partnership and the building owner entered into a lease for 6,250 square feet, which expires in 2006. The base rent payable by the Operating Partnership under the lease for 2003 was approximately $150,000. In addition, the lease also requires the Operating Partnership to pay its pro-rata portion of increases in operating expenses and taxes.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed and the Board of Directors has ratified the appointment of the accounting firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2004. PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand, L.L.P.) has served as the Company’s independent auditors since commencement of the Company’s operations and is considered by the Audit Committee, the Board of Directors and management of the Company to be well qualified. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2004 FISCAL YEAR.

ADDITIONAL INFORMATION

Solicitation of Proxies

        The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals

        A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2005 annual meeting of stockholders must be received by the Company by the close of business on November 29, 2004. Any proposal received after February 15, 2005 will not, under the rules of the SEC, be considered timely for presentation at the 2005 annual meeting. A proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy, and the proponent or a representative of the proponent must attend the annual meeting to present the proposal.

Form 10-K

        Copies of the Form 10-K may be obtained without charge from Yvonne Wheeler, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604. A copy of the Form 10-K is also available through the Company’s Web site at www.homeproperties.com or from the SEC at its Web site at www.sec.gov.

Other Matters

        The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE VOTE BY INTERNET, TELEPHONE OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

EXHIBIT A

HOME PROPERTIES, INC.

Second Amended and Restated Audit Committee Charter

Mission Statement

The Audit Committee will assist the Board of Directors of Home Properties, Inc. (the “Company”) in fulfilling its oversight responsibilities. The Audit Committee will review the financial reporting process, the integrity of the Company’s financial statements, the system of internal controls, the audit process, and the Company’s process for monitoring compliance with laws and regulations and with the Company’s Code of Business Conduct and Ethics, including the Code of Conduct for Senior Financial Officers (the “Code of Conduct”). In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, management, and the internal and independent auditors. To perform his or her role effectively, each Committee member will obtain an understanding of the Company’s business, operations, and risks.

Organization

The Audit Committee shall consist of three or more directors as determined by the Board, each of whom shall be independent directors for purposes of Audit Committee membership in accordance with the rules of the New York Stock Exchange Securities and Exchange Commission and all other applicable legal and regulatory requirements. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise and shall meet the criteria for a “financial expert” as such term is defined in regulations of the Securities and Exchange Commission issued pursuant to Section 407 of the Sarbanes-Oxley Act.

No director may serve as a member of the Committee if he or she serves on the Audit Committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such individual to serve on the Committee effectively. Any such determination will be disclosed in the Company’s annual proxy statement.

The members of the Committee shall be appointed by a majority vote of the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee Membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the manager of the internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

Roles and Responsibilities

Internal Controls

o	Evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal controls;

o	Focus on the extent to which internal and independent auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown;

o	Gain an understanding of whether internal control recommendations made by internal and independent auditors have been implemented by management; and

o	Provide the opportunity for the independent auditors to keep the audit committee informed about any acts of suspected fraud, illegal acts, deficiencies in internal controls, and certain other matters.

Financial Reporting

General

o	Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements;

o	Discuss with management the form and type of information generally to be included in earnings press releases and in other financial disclosures, as well as financial information and earnings guidance provided to analysts and rating agencies;

o	Ask management and the internal and independent auditors about significant risks and exposures and the plans to manage such risks; and

o	On a periodic basis, meet separately with management and with the independent auditors.

Annual Financial Statements

o	Review the annual financial statements and determine whether they are consistent with the information known to Committee members, and assess whether the financial statements reflect appropriate accounting principles;

o	Pay particular attention to complex and/or unusual transactions;

o	Review issues involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of asset impairment; loan losses; environmental liability; litigation reserves; and other commitments and contingencies;

o	Meet with management and the independent auditors to review the financial statements and the results of the audit, as well as any audit problems or difficulties and management’s response;

o	Review management’s handling of proposed audit adjustments identified by the independent auditors;

o	Discuss the Company’s annual audited financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

o	Require the independent auditors to communicate certain required matters to the Committee and discuss with the Committee the quality, not just the acceptability of the Company’s accounting principles and underlying estimates.

Interim Financial Statements

o	Be briefed on how management develops and summarizes quarterly financial information, the extent of internal audit involvement, the extent to which the independent auditors review quarterly financial information;

o	Discuss the Company’s quarterly audited financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

o	Review interim financial statements and related press releases before they are released and before filing of the related Form 10-Q; and

o	Require the independent auditors to communicate certain required matters to the Committee and representatives of financial management prior to the filing of the Form 10-Q.

Compliance with Laws and Regulations

o	Review the systems in place for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities;

o	Periodically obtain updates from management, general counsel, and tax manager regarding compliance; and

o	Review the findings of any examinations by regulatory agencies such as the Securities and Exchange Commission, or the Internal Revenue Service.

Compliance with Code of Conduct

o	Regularly review that a Code of Conduct is formalized in writing and that all employees are aware of it;

o	Evaluate whether management is setting the appropriate tone at the top by communicating the importance of the Code of Conduct and the guidelines for acceptable business practices;

o	Review the program for monitoring compliance with the Code of Conduct; and

o	Periodically obtain updates from management and general counsel regarding compliance.

Internal Audit

o	Review the activities and organizational structure of the internal audit function;

o	Review the qualifications of the internal audit function and concur in the appointment, replacement, reassignment, or dismissal of the internal audit manager;

o	Review the effectiveness of the internal audit function; and

o	On a periodic basis, meet separately with the internal audit staff.

External Audit

o	Pre-approve or adopt policies and procedures for pre-approval of all auditing services (including providing comfort letters in connection with securities offerings) and non-audit services (including tax services) provided to the Company or its subsidiaries by the Company’s independent auditors. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals of audit and permitted non-audit services, provided the decision is reported to the full Audit Committee at its next scheduled meeting;

o	Be directly responsible for the appointment, termination, compensation, and oversight of the work of any independent accounting firm employed by the Company (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Each such independent accounting firm will report directly to the Audit Committee;

o	Have the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements of the Company’s independent auditors;

o	Review and confirm in writing the independence of the independent auditors by reviewing the non-audit services provided and the auditors’ assertion of their independence in accordance with professional standards;

o	The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors;

o	In order to evaluate the independent auditors’ qualifications, performance and independence, at least annually obtain and review a report by the independent auditors describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by government or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditors and the Company. This evaluation should include review of the partner in the independent auditing firm who has principal responsibility for its audits of the Company’s financial statements and should take into account the opinions of management and the Company’s internal auditors; and

o	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

Other Responsibilities

o	Review the significant findings and recommendations made by the internal and independent auditors and management’s handling of them;

o	Discuss policies with respect to risk assessment and management of risk;

o	Review with the appropriate counsel, any legal matters that could have a significant impact on the Company’s financial statements;

o	Review the policies and procedures in effect for officers’ expenses and perquisites;

o	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist the Committee with the Company providing appropriate funding, as determined by the Audit Committee, for payment of professional services of any such advisors employed by the Committee;

o	Perform other oversight functions as requested by the full Board;

o	Review the Charter and update as appropriate after receiving approval of any changes from the Board;

o	Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and o Conduct an annual evaluation of its own performance.

Reporting Responsibilities

o	Regularly update the Board of Directors about Committee activities and make appropriate recommendations;

o	The Audit Committee must prepare a report for inclusion in the annual proxy statement, followed by the names of all Committee members, stating whether the Committee:

o	Reviewed and discussed the audited financial statements with management

o	Discussed with the auditors the matters requiring discussion by SAS 61

o	Received the written disclosures and letter from the auditors required by Independence Standards Board No.1, and discussed with the auditors their independence

o	Based on the above, recommended to the full board that the audited financial statements be included in the company’s Annual Report on Form 10-K

5757_HomeProperties_r3_3.19.04 3/19/2004 10:24 AM Page 1

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED THEREON. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSALS 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

PROPOSAL ONE -
To elect the following persons as directors to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified.

FOR all nominees listed (except as marked to the contrary) ☐

WITHHOLD AUTHORITY to vote for the nominees listed ☐

Nominees

01 Norman P. Leenhouts
02 Nelson B. Leenhouts
03 Edward J. Pettinella
04 William Balderston, III
05 Alan L. Gosule
06 Leonard F. Helbig, III
07 Roger W. Kober
08 Clifford W. Smith, Jr.
09 Paul L. Smith
10 Amy L. Tait

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

____

FOR ☐ AGAINST ☐ ABSTAIN ☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/isd for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Please mark, sign, date and return this proxy card using the enclosed envelope.

Signature ______________________ Signature ______________________ Date __________

NOTE: (Please sign above exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)

▲ **FOLD AND DETACH HERE** ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/hme Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	**OR**	**1-800-435-6710** Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	**OR**	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

5757_HomeProperties_r3_3.19.04 3/19/2004 10:24 AM Page 2

HOME PROPERTIES, INC.

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS MAY 4, 2004

The undersigned hereby appoints Edward J. Pettinella, as Proxy with full power of substitution to represent the undersigned and to vote all Common Stock of Home Properties, Inc. which the undersigned would be entitled to vote at the 2004 Annual Meeting of Stockholders of the Company to be held on May 4, 2004 and any adjournment thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲